Exhibit 10.1

Description of Compensation of Directors

Each director not employed by First Data Corporation (FDC) or affiliates of Kohlberg Kravis Roberts & Co. L.P. (KKR) receives the following compensation:

•
An award of common stock valued at $150,000 based on the closing price of FDC common stock on the date of grant to be made on the date of initial appointment as a director and at the close of business on the date of each subsequent FDC Annual Shareholder Meeting.

•	An annual retainer of $85,000 to be paid in quarterly installments on the first business day of each quarter.

Each non-employee director associated with KKR receives an annual cash retainer of $40,000, payable in semi-annual installments on the first business day of January and July of each year.

Each Committee Chairperson determined by the Board to be an independent director receives an annual retainer of $25,000, payable in quarterly installments on the first business day of each calendar quarter.

All cash compensation may be deferred under the First Data 2008 Non-Employee Director Deferred Compensation Plan at the election of each director. All amounts deferred will accrue earnings based on the performance of First Data’s Class A common stock and are paid to the director upon termination of the director’s service, subject to acceleration of the payout under certain circumstances.